Exhibit 23.1
Consent of Independent Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-144846 on Form S-8 of Polypore International, Inc. of our report dated February 22, 2008 related to the financial statements of Yurie-Wide, Inc. as of and for the fiscal year ended December 31, 2007, appearing in this Form 8-K/A of Polypore International, Inc. dated August 6, 2008.
Hanshin Accounting Corporation
Seoul, Korea
August 6, 2008